Exhibit 99.1

AGTC Announces Departure of Chief Scientific Officer

Gainesville Fla., and Cambridge Mass., April 26, 2021—Applied Genetic Technologies Corporation (Nasdaq: AGTC), a biotechnology company conducting human clinical trials of adeno-associated virus (AAV)-based gene therapies for the treatment of rare diseases, today announced that Mark Shearman, Ph.D., Chief Scientific Officer, has resigned from the company to pursue another opportunity but will remain to facilitate a smooth transition through June 4, 2021.

“Dr. Shearman has had a successful tenure leading AGTC’s product candidate selection process, pre-clinical and translational research and long-term research and development planning,” said Sue Washer, President and CEO of AGTC. “We are grateful to Mark for his valuable contributions over the last six years that resulted in the completion of several critical milestones. Mark successfully led the advancement of our pipeline such that our focus now spans development stages from the Phase 2/3 clinical program in XLRP, Phase 1/2 clinical programs in ACHM to IND enabling studies for promising product candidates in CNS, Otology and Ophthalmology.”

“It has been a great privilege to work with AGTC’s talented Research and Clinical Development team and contribute to the development of much-needed AAV gene therapies,” said Dr. Shearman. “The company has progressed to an exciting stage with promising clinical data emerging and a strong pipeline in place. I wish AGTC continued success across its development activities.”

AGTC has a strong group of senior leaders that will take over Dr. Shearman’s responsibilities in the interim, assisted by Dr. Matthew Feinsod, Executive VP of Global Strategy and Development. Earlier this year AGTC partnered with an internationally recognized recruiting firm to continue the growth of its leadership team in preparation for planned late stage development and commercialization of its clinical programs. The Company is focused on selection of a senior research/medical officer who will have responsibility for advancement of the pipeline, especially XLRP and ACHM, through development and into commercialization, and will have the mandate to build a talented scientific, clinical and medical team with the expertise to realize the potential of the company’s clinical programs.

Forward-Looking Statements

This release contains forward-looking statements that reflect AGTC’s plans, estimates, assumptions and beliefs. Forward-looking statements include information concerning the expected progression of its clinical trials into late stage development, preclinical and clinical product development and regulatory progress and the expected timing thereof, the results and timing of its ongoing executive search, potential growth opportunities, potential market opportunities and the effects of competition. Forward-looking statements include all statements that are not historical facts and can be identified by terms such as “anticipates,” “believes,” “could,” “seeks,” “estimates,” “expects,” “intends,” “may,” “plans,” “potential,” “predicts,” “projects,” “should,” “will,” “would” or similar expressions and the negatives of those terms. Actual results could differ materially from those discussed in the forward-looking statements, due to a number of important factors. Risks and uncertainties that may cause actual results to differ materially include, among others: gene therapy is still novel with only a few approved treatments so far; AGTC cannot predict when or if it will obtain regulatory approval to commercialize a product candidate or receive reasonable reimbursement; uncertainty inherent in clinical trials and the regulatory review process; risks and uncertainties associated with drug development and commercialization; the fact that there is a shortage of skilled executives and scientific personnel in our industry and, as a result, competition for skilled personnel is intense and the turnover rate can be high; factors that could cause actual results to differ materially from those described in the forward-looking statements are set forth under the heading “Risk Factors” in the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2020 filed with the SEC. Given these uncertainties, you should not place undue reliance on these forward-looking statements. Also, forward-looking statements represent management’s plans, estimates, assumptions and beliefs only as of the date of this release. Except as required by law, we assume no obligation to update these forward-looking statements publicly or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

About AGTC

AGTC is a clinical-stage biotechnology company developing genetic therapies for people with rare and debilitating ophthalmic, otologic and central nervous system (CNS) diseases. AGTC is a leader in designing and constructing all critical gene therapy elements and bringing them together to develop customized therapies that address real patient needs. AGTC’s most advanced clinical programs leverage its best-in-class technology platform to potentially improve vision for patients with an inherited retinal disease. AGTC has active clinical trials in X-linked retinitis pigmentosa (XLRP) and achromatopsia (ACHM CNGB3 and ACHM CNGA3). Its preclinical programs build on the Company’s industry leading AAV manufacturing technology and scientific expertise. AGTC is advancing multiple important pipeline candidates to address substantial unmet clinical need in optogenetics, otology and CNS disorders. In recent years AGTC has entered into strategic partnerships with companies including Otonomy, a biopharmaceutical company dedicated to the development of innovative therapeutics for neurotology, and Bionic Sight, an innovator in the emerging field of optogenetics and retinal coding.

AGTC IR/PR CONTACTS:

David Carey (IR) or Glenn Silver (PR)

Lazar FINN Partners

T: (212) 867-1768 or (646) 871-8485

david.carey@finnpartners.com or glenn.silver@finnpartners.com

AGTC Corporate Contacts:

Bill Sullivan

Chief Financial Officer

Applied Genetic Technologies Corporation

T: (617) 843-5728

bsullivan@agtc.com

Stephen Potter

Chief Business Officer

Applied Genetic Technologies Corporation

T: (617) 413-2754

spotter@agtc.com